Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Agile Therapeutics, Inc. for the registration of $15,000,000 of its common stock, Series E warrants, Series F pre-funded warrants and placement agent warrants, and to the incorporation by reference therein of our report dated March 22, 2023, with respect to the financial statements of Agile Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

December 11, 2023